UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2013

Intelligent Living Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54026	45-1498410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20801 Biscayne Blvd, Suite 403
Miami, FL 33180
(Address of Principal Executive Offices) (Zip Code)

866.326.3000
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in Registrant’s Certifying Accountant.

On October 25, 2013 the Board of Directors of Intelligent Living, Inc. retained the services of Labrozzi & Co., PA to be Intelligent Living, Inc.’s new certifying accountant.  This was not formalized until the Board of Directors formally held a Board meeting on November 18, 2013 to dismiss W.T. Uniack and Company, CPA’s, P.C. as Intelligent Living’s certifying accountant.  As part of the transition the former certifying accountant issued a letter dated November 18, 2013 stating that there were no disagreements between W.T. Uniack and Co., CPA’s, PC and the Company concerning the Company’s financial statements.  The Board of Directors of Intelligent Living dismissed W.T. Uniack and Company as its certifying accountant because of a lack of communication and cooperation between the Company and W.T. Uniack and Company.

Management has reviewed the former financial reports of the prior company, FEEL Golf, Inc., and has found no evidence of any adverse opinions, or disclaimers of opinion, or any other qualifications or modifications as defined under Item 304(a)(1)(ii) of Regulation S-K.

The current management of Intelligent Living cannot therefore attest to any prior disagreements between the former auditor and management of the predecessor company, as current management has only had a relationship with the former auditor since the completion of the share exchange agreement completed on April 5, 2013.  The Board of Directors of Intelligent Living determined during its meeting on November 18, 2013 to dismiss the auditor because of lack of communication and responsiveness to the needs of the Company.  At no time since completion of the share exchange agreement has the management or board of directors of Intelligent Living been made aware of, or has the former auditor expressed any disagreement or concern with any matter of accounting principle or practice, financial statement disclosure, or auditing scope and procedure.

Labrozzi & Co, PA maintains its address at 1395 Brickell Avenue, Suite 3311, Miami, Florida 33131

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 06, 2013	Intelligent Living Inc.

	By	/s/ Victoria Rudman
Name: Victoria Rudman Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 16.1	Letter From Former Certifying Accountant dated November 18, 2013

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